Exhibit 21.1

LIST OF SUBSIDIARIES

Entity	Jurisdiction
L&F Acquisition Holdings, LLC	Delaware
IDX Forward Merger Sub, LLC	Delaware
IDX Merger Sub, Inc.	Delaware
ZF Merger Sub, Inc.	Delaware